Exhibit 99.2

THOMAS GROUP, INC

Third Quarter 2006 Earnings Conference Call

October 18, 2006

10:30 AM Central

Operator:

Excuse my one second, and thank you for patience and holding. We now have your presenters in conference. Please be aware that each of your line is in a listen-only mode. At the conclusion of the presenters’ presentation, we will open the floor for questions. At that time, instructions will be given for the procedure to follow if you would like to ask a question. I would now like to turn the conference over to Michael Barhydt. Sir, you may begin.

Michael Barhydt:

Thank you, Moon. Good morning. This is Mike Barhydt with the Thomas Group. Welcome to the 2006 Third Quarter Earnings conference call for Thomas Group of Irving, Texas. Representing the company today will be Jim Taylor, our President and Chief Executive Officer, and David English, Chief Financial Officer. Following management’s comments, there will be time for questions. The Company’s third quarter 2006 earnings announcement was released yesterday, Tuesday, October 17. If you did not receive this release, please call our office at 1-800-826-2057 and dial extension 4438 for Lisa Clark. Lisa will fax or e-mail to you a copy of the release. That number again is 1-800-826-2057, extension 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may be discussing forward-looking information. Statements in this discussion that are not strictly historical are forward-looking statements, which should be considered as subject to the many uncertainties that exist in the company’s operations and business environment. These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance points, such as these, timing of contracts and revenue recognition, competitive and cost factors and the like are set forth in the Company’s filings from time to time with the Securities and Exchange Commission including the company’s Form 10K for the year ended December 31, 2005. Except as required by law, the Company expressly disclaims any intent or obligation to update any forward-looking statements. Now, here’s Jim.

Jim Taylor:

Thanks, Mike, and good morning to all of you. Although our industry is growing at about 6% this year, Thomas Group continues to outperform in year-over-year revenue growth, growing at 42% from 2005 for the first nine months. We have seen our government revenue grow by 37% this year and our commercial revenue has grown by 168%. In fact, this nine-month period eclipses all of last year’s 12 months in both revenue and profitability. In our government sector, we continue the two new programs with the Navy that we discussed in the second quarter and completed an assessment of a third initiative in the third quarter that we hope turns into a signed program in the fourth quarter. We continue to deliver significant value to the U.S. Government on our recently expanded program.

In commercial, we continued our engagements with Amtrak, Boston Scientific and others, while embarking on new engagements with a semiconductor manufacturer and extending our program for another year with the Greater Detroit Area Health Council. We have also just recently agreed with three commercial companies to start on some small initiatives. They include Heely, Grainger and Pfizer. We have proposals outstanding in both the capital market and the transportation industry which we plan to hear from in the fourth quarter.

As you may be aware of, Thomas Group is a knowledge leader that helps the companies execute their cultural changes and process improvements. In mid-November, we will be launching our inaugural issue of Knowledge Leadership at Thomas Group. This quarterly magazine will contain 15 interviews of some of the world’s most esteemed men and women who, along with Thomas Group, have contributed to the breakthrough and creative thinking in their own fields. Our hope is the wealth of material contained in the quarterly will be of substantial interest and practical value, adding to whatever might be of great importance to our employees, customers and shareholders. By the beginning of the year, you will see a new website with ease of navigation and more information on Thomas Group’s capabilities. We have hired a new marketing director who will not only guide us through the development of the new website, but will focus on marketing directly to the verticals we are currently in such as transportation, healthcare, and the semiconductor industry, to increase our awareness and demonstrate our capabilities in areas that are of major concern to these companies. We continue to maintain what we believe are high industry utilization rates for our resultants and, as you know, our 123 resultants average 25 years of experience and have former C-level or managerial-level experience.

Three days ago, we began a training class from where we hired seven new resultants to facilitate growth. The background of these new hires includes people with skill sets like supply chain, Six Sigma month lean and other tool sets as well as people in finance and engineering and we are excited about the organic growth that we continue to drive here at Thomas Group. Our confidence in the future is also evidenced by our fourth consecutive quarterly dividend declared during the third quarter and paid last week. Our year-over-year increase in net income is attributable to higher revenue, maintaining our growth margins and only adding SG&A necessary in order to support revenue growth.

Recently, we applied to be moved to the global market with NASDAQ. We believe this will further increase our exposure to institutional investors. We should hear back from NASDAQ in a few weeks on this move. We continue to trade a PE ratio that’s well below our industry average, while we exceed our industry in almost every other matrix. Our return on equity is 88% while our industry only produces close to 21% on average. Our net profit margins exceed 17% while the industry averages around 11%, and our revenue per resultant continues to be among the highest in the industry. While we cannot control the marketplace, we believe that the revenue and net profits are the building blocks for any quality stock and if we focus on these principles, investors will see the intrinsic value in Thomas Group and the stock will respond accordingly. And now, I will turn it over to David to discuss the financial results.

David English, Chief Financial Officer:

Thank you, Jim. Revenue for the third quarter of 2006 was $15.9 million, which represents a 35% increase over the third quarter of 2005. For the first nine months of 2006, revenue was $44.7 million or a 42% increase over the same period in 2005. Government contracts account for 92% of our year-to-date revenue compared to 96% for the same period of 2005. Our remaining revenue comes from our commercial clients. Gross profit margins were 55% in the third quarter and are 53% for the first nine months. Each quarter on our conference calls, we have guided investors to expect a more normalized 48% to 50% gross margin. However, we have continued to be successful obtaining full rates for all our new business. We still believe that to grow our top line, we will, at some point, need to be more flexible with our pricing standards and with the utilization of our resultants. These actions would reduce our gross margins, but could be necessary if we are to continue our double-digit growth rates that you have seen in the last two years.

SG&A costs remained flat with the second quarter at $4.3 million. From a pure dollar perspective, this is an increase of $0.5 million over the same quarter of 2005, but as a percentage of revenue, third quarter SG&A decreased 5 points to 27% of revenue. For the year, SG&A increased $2 million from last year. But again, on a percentage basis, SG&A decreased 7 points, down to 27% of revenue. As with any growing company, we are able to leverage our fixed SG&A costs against higher revenues which allows more of the gross profit dollars to fall to the bottom line.

Of the $2 million year-over-year increase, half of it, or $1 million, is attributable to an increase in stock-based compensation while the remainder is attributable to incremental selling and marketing costs and legal and other costs. Our third quarter pretax income increased 61% to $4.5 million compared to $2.8 million in the third quarter of 2005. Income taxes had a significant impact on our year-over-year earnings-per-share comparison. For 2006, our annual effective tax rate is 34%, compared to only 3% in 2005 due to net operating losses we were able to utilize in 2005. As the result of this rate differential, income taxes for the third quarter of 2006 were $1.5 million or $0.14 cents per diluted share compared to only $89 thousand dollars or $0.01 cent per diluted share for the third quarter of 2005. For the first nine months of 2006, income taxes were $3.9 million or $0.36 cents per diluted share compared to only $0.2 million or $0.02 cents per diluted share in 2005. Despite this increase in our tax rate year over year, fully diluted earnings per share for the third quarter increased $0.04 cents from the second quarter and $0.02 cents when compared to the third quarter of 2005. For the first nine months, fully diluted earnings per share increased $0.18 cents to $0.71 cents per diluted share compared to $0.53 cents per diluted share in 2005. This $0.18 cent increase is a function of core operations generating $0.42 cents per share and reductions in non-recurring losses on subleases and discontinued operations which added another $0.10 cents per share for total improvements of $0.52 cents per share year-over-year. Again, all of this was offset by $0.34 cents in increased income tax expense as discussed earlier and this resulted in our $0.18 cent increase year-over-year in earnings per share.

Cash flow provided by operating activities for the first nine month was $8.1 million, coming primarily from profits. In addition, we generated $0.8 million in cash and tax benefits upon the exercise of stock options. We then used $0.3 million to invest in upgrades to office and computer equipment and used $1.9 million to pay dividends. The net increase in cash during the first nine months of 2006 was $6.7 million, resulting in an ending cash balance of $10.1 million. This compares favorably to the first nine months of 2005 where cash increased $2.4 million during the period. During the third quarter, we signed $11.1 million of new and extended business, pushing the total for the year to $41.2 million. Backlog at September 30 was $11.8 million of which $7.3 million is contracted for 2006 and $4.5 million is contracted for 2007. Backlog does not include option years of existing projects or projects on which we are currently in negotiations. Backlog may not always represent the full scope of a client’s commitment to Thomas Group, but it does accurately represent the portion that has been contracted for in writing.

Now, I will turn the call over to our moderator for any questions you might have.

Operator: At this time, we will open the floor for questions. If you would like to ask a question, please press the * key followed by the 1 key on your touchtone phone now. Questions will be taken in the order in which they are received. If at any time you would like to remove yourself from the question queue, press *2. Once again, to ask a question, please *1 now.

Our first question comes from Colon Gillis for CanAccord/Adams.

<Q>: Hi Jim, Hi Dave. I was wondering if you could talk a little bit about is there increased activity on behalf of Thomas Group in terms of going back and touching the historical client base.

Jim Taylor: You know, that us exactly one of our initiatives here. In the last year to 18 months, we have made a concerted effort to start touching bases with our past clients, not only to Knowledge Leadership that I mentioned to you and mailings, but by visiting them, talking to them, listening to their earnings conference calls, if they are public, to determine where we can add value and the result has been that clients like Boston Scientific, like Grainger that I mentioned, are very receptive to us coming back in and seeing how we could add value, so I think it is a very good source for expanding future business with past clients.

<Q>: Fantastic. If the backlog continues to lift notably, do you think you can you talk a little bit about what is going on in terms of your bid and proposal activity? Are you looking to take more of that in-house or to use outsourcing to keep up that pace?

Jim Taylor: Let me divide it into two sections and think both deserve a little discussion. In the government sector, their year end is September 30, so their new year started in October. We are in what they call their operating budget. We are coming out of their yearly operating budget. We have to be put in, processed through and ‘paper-worked’ through that. We have heavily been involved in the that through the end of August, all through September and currently through October and we are signing up the option years of existing programs, we are expanding some new programs and we are doing some assessments and literally, over the weekend, through the week, we are signing bits and pieces of our government business and so our backlogs looked very low at the end of the third quarter and hopefully, we will contract and have all of this done during the fourth quarter and you will see a huge increase in backlogs in the fourth quarter again. And this is typical. This was last year and it was the year before and so on. So that is how the government side works.

<Q>: Understood. Along those lines, is there any other impact that we could be thinking about in the December quarter tied to the federal budget cycle?

Jim Taylor: No, it is always a concern that we take seriously of extending or signing existing programs as well as moving programs to the future, but all look very positive with us right now. One of the advantages Thomas Group has, and I cautiously use the word advantage, but the advantage that we have is that we are driving costs out of the government. We are not having them buy a fixed asset. We are not having them buy a new computer service or enhance the visibility of something; we are actually helping the readiness of the Navy and we are helping them do that at a lower cost. So as the government, Department of Defense and in particular, this client tightens their belt, we are in there helping in that rather than adding to it, if that makes sense.

<Q>: So you could almost say that the current cost constrained environment of the federal government, particularly on the DOD side, is to the Thomas Group’s advantage.

Jim Taylor: Well we hope so. We really think we are adding significant value to the Navy in this case.

<Q>: Okay. Great. Thank you very much. Congratulations on the quarter.

Our next question comes from Bill Sutherland with Boenning & Scattergood.

<Q>: Hi Jim, Dave. Good morning. So you have seven hires in the current months in the training program. Where will that bring your total?

Jim Taylor: I think we will be right around 123, 124, somewhere right in that area.

<Q>: Okay. So, last quarter, you would have ended like a little under 120, Jim?

Jim Taylor: I think last quarter we ended right around 118, 119, something like that. We had a couple of people leave and so net, we were, like I say, around the 123, 124.

<Q>: Okay and then, just so I can fill in another blank, if you don’t mind, how did that look relative to the Q2 head count, because I don’t have that.

Jim Taylor: We started out, I think in Q2, if I remember correctly, around 116 and we brought a couple of people on. We have had one leave. Overall, our attrition rate has been very minimal. Like I say, you compare one or two leaving out of a workforce of now over 150, so we are very good at retention and recruiting in selecting the right people. This group here that we have started is about seven people and we will have them all going to programs at the conclusion of the training program.

<Q>: Based on my notes, this is your kind of first real, I mean more than one or two increase in a few increase in a few quarters.

Jim Taylor: I think the last increase was in February. I think we added eight back then if I recollect correctly and yes, that is right. What we did, again, keep in mind the conservative nature of the management of this company, we were able to do some programming where we had people doing more than one initiative at a time and making sure that before we invested a workforce that we really had an opportunity to deliver value to the client and so our margins were higher, our people were worked probably, no, they were worked a little harder and that has resulted in some programs so now we have done the expansion again in this quarter.

<Q>: So, just looking at your GP, I guess utilization was still well north of 90%.

Jim Taylor: Yes it is. Very high utilization rates.

<Q>: When I look at the revenue increase, Jim, how much pricing is in there?

Jim Taylor: No pricing. Our pricing has stayed and if you are talking about our costs or pricing per resultant, we have not increased in the marketplace yet at all. We don’t see that happening this year and our industry surveys and what we find out through our competition is that price increases have not been added significantly anywhere across the board. I think the approach that we would take Bill, would be more in probably in steady participation in costs reduction and what I mean by that is, to go to a client and saying that we offered a four to one reduction in return on investment, so, as my example, if I charged you a dollar, I was going to save you five dollars. If I can save you ten dollars, I would like to participate in that incremental savings and we are starting to get some clients listening to that, seeing that we have not signed any to that regard, but we are starting to see more interest that way. I think that is how we will see the incremental in our pricing.

<Q>: Do you think that will be just commercial, Jim?

Jim Taylor: I think for the most part it will, although you have to find the right people in the government to do it, to do those kinds of incentive pay, if they have a history of that. Lockheed last year got a huge incentive for being on time with the Joint Stike Fighter Program. If we could come up with a similar type of thinking, we would be willing to do that because of the tremendous savings we are giving the military.

<Q>: So, I am just looking here at the 40% plus revenue increase year-over-year and you do not have a big head count increase, utilization is up for a year ago.

Jim Taylor: Yes. That is definitely part of it.

<Q>: Okay, so it is really just hours, very simply.

Jim Taylor: Yes, exactly. We do not charge by a time and material. We are a fixed fee as you know and many others should know, and consequently, if I can work on a program in a quarter or a special initiative nights and weekends without doing it, then we have done that to get some initiative going. So people have done a day job and an afternoon and a night job helping us to expand the business and therefore, our real utilization rate is significantly higher.

<Q>: So really, as you look ahead to ‘07, I mean, you’re kind of at a peak level do you think, as far as what each individual is doing now and then it is going to have to be incremental hiring, I guess, if anything.

Jim Taylor: Maybe another way to look at is will we have another hiring class in the first quarter or soon and the answer to that is yes. We will. We will continue to find more resources, more people and we will probably have another class relatively soon.

<Q>: Lastly, you are starting to see some real progress here in terms of your commercial growth. Do you think you have to increase your marketing further to get even farther down the track?

Jim Taylor: Yes. In my remarks, I indicated that we have hired now a full-time marketing person. Prior to this, we were contracting it out and we were able to develop more energy towards marketing to specific verticals, specific industries, and specific to selected burning platform issues that they have and we will be writing technical papers about them, we will be in trade magazines, we will be touching base with these executives on a much more frequent basis through our new Marketing Director.

<Q>: Okay. So, there might be a bump up in SG&A just kind of looking at the expense side.

Jim Taylor: There might be. It won’t be significant. It will be prudent as we try to get a return on that short-term, so we can keep this growth.

<Q>: One quick one, Dave. The D&A in the quarter?

David English: I am sorry. Could you repeat that?

<Q>: The depreciation and amortization in the quarter. Do you happen to have that or the nine-month number would be okay, too? If you don’t, I can get back to you David.

David English: About 250 thousand for the year. That really has not changed. We have not added capital expenditures.

<Q>: Yes. I knew it was a small number. Okay. Thanks a lot, guys.

We have not added capital expenditures.

<Q>: Yes. I knew it was a small number. Okay. Thanks a lot guys.

Operator: Our next question comes from Chris McCampbell with Stiefel and Nicolas.

<Q>: Hey guys. Follow up for the question that was just asked. On these seven new resultants that were hired, considering how busy the old resultants had been, is this incremental revenue or are they just taking over for business that is essentially already being done?

Jim Taylor: I think it is a combination of both. We are seeing expansion in the commercial and we are adding help to the military. So that might be a way of saying that as these new initiatives that I mentioned to you require new people, we are putting new resources to those as well as supplementing some people on the Navy program who have been working night and day.

<Q>: Okay. So any subsequent hires, and you talked about the RFP from the Navy, if you are able to get that kind of contract, then the hiring class that would come out or the training class after that would be for that contract?

Jim Taylor: That and we may expand that seeing how our government business goes as well. As we mentioned, we will get into an assessment with, well let’s just take a commercial client, and that may take us two, four, six, eight-week process. As we see the progress of that going and the likelihood of that going from an assessment to a program, we can start anticipating staffing needs and how we are going to staff that and do it accordingly. Now as new people come into the organization, we put them with experienced team members and take and take an experienced team member off, and put them on a new progress.  So, we are not putting new people right on a new client without the help, we’re putting them on experienced teams, taking experienced people and driving the new business.

<Q>:  Right, I also remember, I guess Q4 of last year, there was a higher level of expense associated with the bonuses.  I guess for the employees.  Is it my... Am I remembering correctly that, that’s been accrued for on a quarter-to-quarter basis this year, so there should not be a large expense in the Q4 associated with that this year?

Jim Taylor: That’s right, we have been accruing that in the first 3 quarters.  We’ll have another accrual in the fourth quarter, but there will not be a big spike like there was last year.

<Q>:  What has been the level of expense associated with that quarter-to-quarter?

David English: I believe, yeah it is about $150 thousand a quarter, which is approximately $0.11.

<Q>:  Okay, thanks a lot.

Operator:  Our next question comes from Ken Farsalis, with Oberweis Asset Management.

<Q>:  Good morning gentlemen, how are you?

Jim Taylor: Good morning Ken, just fine.

<Q>:  Just, most of mine have been answered, but just a couple of quick ones.  If you go back a year, with respect to the number of resultants and the utilization that you were at a year ago, what would those numbers be?

Jim Taylor: We probably had about 20 less resultants, but your utilization and that’s time committed to a program, we don’t have chargeable hours, as I mentioned we are a fixed fee.  We were still in the 90+ percent range.

<Q>: Great, thanks very much.  Good quarter.

Jim Taylor: Thank you.

Operator: Our next question comes from Tom MacGuire, a Private Investor.

<Q>:  Hey good morning Jim and David.  You know, I go back over some conference calls that are from the past .  A couple of things kind of hit me, and I was just wondering if maybe you’ll update some of the things that were said.  The first one was, in the second quarter conference call of 2005, when you blew out the numbers, I think really the first time in terms of top line and bottom line, and people were getting excited about where revenues can go, and what kind of margins you can attain.  One of the comments that have written down, I have you saying Jim, and I’m sure I haven’t paraphrased you correctly, but you said Thomas was looking past $60-70 million in revenue annualized, and you don’t see yourself with difficulty growing rapidly over the next 2-3 years, and that a $100 million in terms of revenue would be a real goal to get to sometimes.  Well I look at you now, and you are annualizing this at $60-70 million rate, and I’m just wondering if you want to refine a long-term goal or say anything about those comments.

Jim Taylor: Well Tom, I’m now sitting here thinking back 15 months and remembering those comments.  At the time of the conversation and now, I truly believe that this Company has tremendous growth potential, even now and probably more so.  In ‘05, when that conversation took place, we had an image in the market place, and maybe even internally that this Company had always historically stalled at the $60 million plus range, right I that area of $60-65 million.  And as investors will look back at the history, that seems to have been some kind of ceiling that was hit.  I didn’t believe in that limitation, I believe that if we put a little more flexibility into the Company and structure ourselves a little differently, that we shouldn’t have that limit.  And asked at the time, well if you didn’t have that kind of limit, what do you think?  Did you ever get back from the $30 million you seem to be stuck at now, to something higher. And I think you comment kind of summarized that.  We’ve been able to achieve that, we’ve gotten back to those levels, and I still believe strongly, that there is tremendous organic growth in this Company, if we can get the message out and continue to hire high quality people.  We’ve continued to hire the high quality people, and our knowledge leadership series seems to now be generating pull signals, and getting us into potential clients that in the last 18 months we weren’t able to.  So long story short, I still believe in those numbers, and those goals that can be obtained.

<Q>:  Okay, thanks Jim.  Then, one other note I have, and that’s from the third quarter conference call a year ago, and I asked the question.  The questions went something like, I know you don’t give guidance, but if there is any seasonality in your business, it appears like it is in the fourth quarter, so could you give me guidance on the fourth quarter?  And you kind of said, basically that new business kind of slowed down in the fourth quarter, there is a push to get things done before Christmas, revenues tend to be level with the third-quarter in the fourth quarter, and then you kind of get going and grow again in the first half.  Do you want comment about that, does that look like the prognosis for this coming fourth quarter?

Jim Taylor: I think that is a good summary Tom.  I might add, I could get very bullish here and assume that many of the proposals and the verbal representation by clients, especially in the commercial industry will happen, however, experience has told me, that once we finished assessments in November, they all look at their calendars and say, in stead of starting in December let’s start January.  It is that kind of thing that, even though were still at the small company rate that you indicated, those kind of deals can make a 5-10% difference in the swing of the Company.  So we always hate to project out, but I think you summary is correct, ’04 is kind of that one little theory that get’s a little softer, and things pick up again in ‘05.  I mean Q 1, 2, 3 and 4.

<Q>:  Okay, well I just want to say thanks.  You guy’s are really operating extremely well, and just keep it up.  I commiserate with you on the low valuation you have, relative to the other public consulting companies.  Anyway good luck and keep it going.

Jim Taylor: Tom, thanks for your remarks.

Operator: Once again, If you would like to ask a question, please press *1 now.

Our next question comes from Ken Farsolis with Oberweis Asset Management.

<Q>:  Hi just a quick follow up, based on the previous gentlemen question.  If I look at the last couple of years third quarter to fourth quarter, you don’t really see a tremendous seasonal change in the business.  Can you help me understand your comments relative to what you’ve seen in ‘04 and ‘05 from Q3 to Q4?

Jim Taylor: I think the question is really going to, we’ve had big growth over third quarter, second, first and so on, so we see huge growth in fourth over third quarter.  Usually the fourth quarter isn’t a big growth quarter for us.  It’s not a decreased quarter either of any significance, it’s just kind of a mellow quarter, we’re getting through the business, we’re signing stuff.  And so if I sign a contract in November, and we don’t get started until December, it doesn’t have major impact, and I think the point I was trying to make to Tom was, we get clients who all of the sudden look at holidays and say instead of starting in December, let’s start January, so we don’t see the growth, than it takes off again in the first quarter.

<Q>:  Okay, great, thanks, understood.  Thank you for the verification.

Operator: Once again, if you would like to ask a question please press *1 now.

Currently there are no questions in the queue, I would now like to turn the conference back over the Michael Barhydt.

Michael Barhydt: Thank you Moon.  We would like to thank you for your time and participation today.  If you missed any part of this call or have an associate that was not able to listen to the call, a replaying line will be available by 5 p.m. Central today, and will run for 30 days.  U.S. callers may call (877) 919-4059 and international callers may call (334) 323-7226.  The conference call replay pass code is 49401297.  Again, thank you for you interest in Thomas Group, and have a great day.

Operator: This concludes today’s conference, you may now disconnect from the call.